Exhibit 99.1

GeoVax Labs Reports 2013 Financial Results and

Provides Corporate Update

ATLANTA, GA, March 5, 2014 – GeoVax Labs, Inc. (OTCQB: GOVX), an Atlanta-based biotechnology company developing innovative, patented HIV/AIDS vaccines, today announced its financial results for the year ended December 31, 2013 and provided the following corporate update.

Corporate Update

Therapeutic HIV Vaccine

In January of this year, GeoVax announced preliminary top-line results for a Phase 1 clinical trial (GV-TH-01) investigating the therapeutic use of its unadjuvanted DNA/MVA vaccine (GOVX-B11) in HIV-infected patients. GV-TH-01 is an open label Phase 1 treatment interruption trial investigating the safety and immunogenicity of the GOVX-B11 vaccine in 9 HIV-infected patients who initiated drug treatment within 18 months of seroconversion and had stably controlled virus for at least 6 months. The primary endpoint of this study is to evaluate the safety of GOVX-B11 in HIV-positive patients with well-controlled infections who are being treated with oral HIV medications. A secondary objective is to evaluate the immunogenicity of the GOVX-B11 vaccine during the vaccination phase of the trial. An exploratory objective of the study is to evaluate the ability of the vaccinated patient to control re-emergent virus during a 12-week drug treatment interruption period.

Excellent safety was observed throughout the trial, with none of the participants needing to reinstate antiretroviral drugs during the treatment interruption phase of the trial. Early analysis of GV-TH-01 indicates that, during the vaccination phase of the trial, enhanced CD8+ T cells were elicited in 8 of 9 participants and enhanced CD4+ T cell in 5 of 9 participants. Antibody responses were boosted in 4 of 9 participants. Analyses during the treatment interruption phase suggested that individuals with the best immune responses have lower levels of re-emergent virus.

Based on the results from GV-TH-01, GeoVax is formulating plans for a follow-on Phase 1 clinical trial investigating the treatment of HIV-positive individuals with its GM-CSF adjuvanted DNA/MVA vaccine (GOVX-B21) in combination with standard-of-care antiretroviral drug therapy. This proposed trial would involve more patients than the GV-TH-01 trial and, unlike GV-TH-01, would include a placebo control arm. The study design is also expected to more closely resemble the likely commercial therapeutic use of an HIV vaccine. The primary and secondary objectives of the study will be to evaluate the safety and immunogenicity of GOVX-B21. An exploratory objective will be to investigate the vaccine’s effect on reducing HIV viral reservoirs as an indicator of the potential for an eventual cure.

Preventive HIV Vaccine

As previously reported, a Phase 2a trial (HVTN 205) of GOVX-B11 was completed during 2012 and initial results of this trial were presented in September 2012 at the AIDS Vaccine 2012 Conference in Boston. HVTN 205 confirmed the Phase 1 results, with the GeoVax vaccine demonstrating an excellent safety profile and reproducible T cell and antibody immune responses. In October 2013, additional clinical data from this study were reported showing that, at six months after the final vaccination (the latest time point tested), gp140 IgG antibody response titers in the primary arm of the study had declined by less than 3-fold, with response rates only declining from 100% to 84%, indicating excellent durability of the antibody response. Additionally, HVTN 205 also showed that the antibody responses after vaccination had high affinity binding, a characteristic which has been associated with prevention of HIV infection in preclinical models. The results from HVTN 205 are published on-line in the Journal of Infectious Disease.

During December 2013, GeoVax reviewed preliminary results from an ongoing Phase 1 trial (HVTN 094) of its adjuvanted DNA/MVA vaccine (GOVX-B21) that co-expresses GM-CSF in the priming DNA vaccine. Based on excellent preclinical non-human primate data, this trial was originally initiated with the expectation that GOVX-B21 would be carried forward into Phase 2 testing by the HIV Vaccine Trials Network (HVTN), with support by the NIH. Comparison of data between HVTN 094 and HVTN 205 has not shown a significant benefit for adding the adjuvant to the vaccine for preventive use. Following an extensive review of preclinical and clinical data, GeoVax has decided to advance GOVX-B11 to the next stage of clinical testing.

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GeoVax is currently in planning discussions with the HVTN for the next stage of clinical trials, and several scenarios are being considered. While the GeoVax vaccine is currently the only vaccine being contemplated for efficacy trials for prevention of clade B HIV infection, the HVTN believes the best path forward may be to test a combination of GOVX-B11 with a protein boost. Protein boosts may augment antibody responses that can block virus infections (neutralizing antibody) and cause antibody dependent cellular cytotoxicity (ADCC antibody). Protein added to HIV vaccines have shown some success in other trials and the HVTN believes this to be the prudent and cost effective path forward for supporting large clinical trials. GeoVax expects the next clinical trial to begin during 2015 and to be fully funded by the NIH, with specific details of the study determined after further data analysis and input from the HVTN and NIH in mid-2014.

Management Commentary

Robert T. McNally, Ph.D., GeoVax’s President and CEO, commented, “We are excited about the anticipated progress of our preventive HIV vaccine program over the next year in concert with HVTN, and believe we are well positioned to continue our steady, step by step approach toward development of an effective vaccine to prevent HIV infection. Vaccine development is a fluid process and GeoVax is the front-runner for development of a preventive HIV vaccine for the clade B version of the virus affecting the Americas and Western Europe. We are grateful for the continued support of our clinical development program by the talented team at the HIV Vaccine Trials Network.”

“We are still obtaining data from the first clinical trial for the therapeutic use of our HIV vaccine, and expect to release additional data as it becomes available,” Dr. McNally continued. “The immune response data are encouraging and we are planning a larger, placebo-controlled, clinical trial with a protocol designed to test for reductions in reservoirs of viral DNA. We intend to seek NIH funding for this trial and may consider other capital structures. Exclusive of our needs to fund this trial, our current cash resources are sufficient to support our planned operations into the first quarter of 2015.”

Year End 2013 Financial Results

GeoVax reported a net loss for the year ended December 31, 2013 of $2.3 million, or $0.11 per share, based on 21.2 million weighted average shares outstanding. For the year ended December 31, 2012, the Company reported a loss of $2.1 million, or $0.12 per share, based on 18.3 million weighted average shares outstanding.

The Company reported revenues of $2.4 million for 2013, related to grants from the NIH. This compares to $2.7 million of grant revenue reported in 2012. As of December 31, 2013, there is approximately $822,000 in unused grant funds available for use.

Research and development (R&D) expenses were $2.9 million in 2013, compared with $3.0 million in 2012. R&D expenses include $1.8 million for each of 2013 and 2012, respectively, in direct costs funded by NIH grants; and also include vaccine manufacturing costs and costs related to the Phase 1 clinical trial of the Company’s therapeutic vaccine, being sponsored by GeoVax. Costs associated with the conduct of clinical trials of GeoVax’s preventive HIV vaccines are being funded directly by the NIH and are therefore not reflected in GeoVax’s financial statements.

General and administrative (G&A) expenses were $1.8 million for each of 2013 and 2012, respectively.

GeoVax reported cash balances of $2.5 million at December 31, 2013, as compared to $1.0 million at December 31, 2012. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Annual Report on Form 10-K, expected to be filed with the Securities and Exchange Commission before March 31, 2014.

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About GeoVax

GeoVax is a biotechnology company developing vaccines to prevent, and treat, Human Immunodeficiency Virus (HIV) infections. GeoVax’s unique, two component vaccine, a recombinant DNA and a recombinant modified vaccinia Ankara (MVA), is designed to stimulate both anti-HIV antibody and anti-HIV T cell immune responses. GeoVax’s DNA and MVA vaccines are used in a prime/boost protocol in which priming is done with the DNA and boosting with the MVA. GeoVax has two vaccines undergoing development: GOVX-B11 and GOVX-B21. Both are for the clade B virus that is prevalent in the developed world. In both vaccines, the DNA and MVA express the three major proteins of the AIDS virus: Gag, Pol, and Env, and produce non-infectious virus-like-particles. GOVX-B21 differs from GOVX-B11 in co-expressing the genetic adjuvant granulocyte-macrophage colony-stimulating factor (GM-CSF) with VLPs in the DNA prime. GeoVax’s vaccines are currently being tested in human clinical trials, for both preventive and therapeutic applications. Clinical trials for GeoVax’s preventive HIV vaccines have been conducted by the US National Institutes of Health-supported HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Disease (NIAID). GOVX-B11 has been evaluated in various doses and combinations in over 400 humans and is the company’s lead product for a preventive vaccine. GOVX-B21 has been evaluated in 40 people in a phase 1 dose escalation and regimen trial.

About HIV/AIDS

HIV can infect anyone, regardless of race, gender, age or sexual orientation. 33 million people are currently infected globally and it is estimated that there will be over 2 million new infections this year. Since the beginning of the epidemic, over a million people in the U.S. have contracted the virus. Every 10½ minutes, someone in the U.S. is infected with AIDS. Globally, HIV is the top killer among women of reproductive age. HIV is a worldwide disease with different subtypes (or clades) of the virus predominating in different regions of the world. Clade B is the predominant subtype in the Americas, Europe, and Australia. Globally, most infections involve Clades AG, B, and C. GeoVax’s most advanced vaccines under development are designed to function against Clade B.

For more information, please visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

INVESTOR CONTACT

Adam S. Holdsworth

ProActive Capital |

646.862.4607

www.ProActiveCapital.com

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GEOVAX LABS, INC.

Statements of Operations Data

(amounts in thousands, except per share data)

	Year Ended
	December 31,
	2013	2012
Grant Revenue	$2,418	$2,657

Operating expenses:
Research and development	2,915	3,043
General and administrative	1,792	1,753
	4,707	4,796
Loss from operations	(2,289)	(2,139)
Interest income	4	4

Net loss	$(2,285)	$(2,135)

Net loss per common share	$(0.11)	$(0.12)

Weighted averages shares outstanding	21,212	18,316

Balance Sheet Data

(amounts in thousands)

	December 31,
	2013	2012
Cash and cash equivalents	$2,514	$1,036
Working capital	2,386	1,017
Total assets	2,840	1,478
Deficit accumulated during the development stage	(27,052)	(24,767)
Total stockholders’ equity	2,527	1,151

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